Exhibit 5.1

March 20, 2023

Canadian Pacific Railway Limited,
Canadian Pacific Railway Company,
7550 Ogden Dale Road S.E.,
Calgary, Alberta, Canada T2C 4X9.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $250,000,000 aggregate principal amount of 3.125% Notes due 2026 (the “2026 Notes”), $425,000,000 aggregate principal amount of 2.875% Notes due 2029 (the “2029 Notes”), $448,651,000 aggregate principal amount of 4.300% Notes due 2043 (the “2043 Notes”), $499,165,000 aggregate principal amount of 4.950% Notes due 2045 (the “2045 Notes”), $500,000,000 aggregate principal amount of 4.700% Notes due 2048 (the “2048 Notes”), $550,000,000 aggregate principal amount of 3.500% Notes due 2050 (the “2050 Notes”) and $425,000,000 aggregate principal amount of 4.200% Notes due 2069 (the “2069 Notes”, and, together with the 2026 Notes, the 2029 Notes, the 2043 Notes, the 2045 Notes, the 2048 Notes and the 2050 Notes, the “Debt Securities”) of Canadian Pacific Railway Company, a Canadian corporation (the “Issuer”), and the related guarantee thereof (the “Guarantee”) by Canadian Pacific Railway Limited, a Canadian corporation (the “Guarantor”), we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that, when (i) the Registration Statement on Form F-4 (the “Registration Statement”) has become effective under the Act, (ii) the Supplemental Indenture relating to the Debt Securities in substantially the form filed as an exhibit to the Registration Statement (the “Supplemental Indenture”), supplementing the Indenture, dated as of September 11, 2015 (the “Indenture”), by and among the Issuer, the Guarantor and Computershare Trust Company N.A., as successor to Wells Fargo Bank, National Association, as Trustee, has been duly executed and delivered, (iii) the terms of the Debt Securities and the Guarantee and of their issuance and sale have been duly established in conformity with the Indenture and the Supplemental Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Issuer or the Guarantor and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Issuer or the Guarantor and (iv) the Debt Securities and the Guarantee have been duly executed and, in the case of the Debt Securities, authenticated in accordance with the Indenture and the Supplemental Indenture and issued and sold as contemplated in the Registration Statement, (1) the Debt Securities will constitute valid and legally binding obligations of the Issuer and (2) the Guarantee will constitute the valid and legally binding obligation of the Guarantor, subject in each case, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Canadian Pacific Railway Limited

Canadian Pacific Railway Company

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Debt Securities and the Guarantee.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. For purposes of our opinion, we have, with your approval, assumed that (i) each of the Issuer and the Guarantor is a validly existing corporation under the laws of Canada and the applicable laws of Alberta, (ii) the Indenture has been and the Supplemental Indenture will be duly authorized, executed and delivered by each of the Issuer and the Guarantor under the laws of Canada and the applicable laws of Alberta, (iii) the execution and delivery of the Indenture did not and the Supplemental Indenture will not result in any breach or violation of, or conflict with, any Canadian statute, rule or regulation, (iv) the provisions of the Indenture and the Supplemental Indenture designating the law of the State of New York as the governing law of the Indenture and the Supplemental Indenture will be valid and binding on each of

Canadian Pacific Railway Limited

Canadian Pacific Railway Company

the Issuer and the Guarantor under the laws of Canada and the applicable laws of Alberta, (v) the Debt Securities will be duly authorized, executed, authenticated and issued by the Issuer under the laws of Canada and the applicable laws of Alberta and (vi) the Guarantee will be duly authorized and executed by the Guarantor under the laws of Canada and the applicable laws of Alberta. With respect to all matters of the laws of Canada and Alberta, you have received an opinion, dated on or about the date hereof, of Bennett Jones LLP, which is also filed as an exhibit to the Registration Statement.

We have relied as to certain factual matters on information obtained from public officials, officers of the Issuer and the Guarantor and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP